Exhibit 99.1

P. O. BOX 717 PITTSBURGH, PA 15230-0717 (412) 787-6700

• News Release –

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CALGON CARBON SELLS CHARCOAL BUSINESS

PITTSBURGH, PA — February 20, 2006 – Calgon Carbon Corporation (CCC:NYSE) announced today that it has completed the sale of the assets of its premium charcoal and derivatives business to local management and an investor group located in the northern part of Germany. Based on a foreign exchange rate of 1.19 dollars per euro, the purchase price consisted of $19.1 million in cash and is subject to a potential working capital adjustment. An additional $5.0 million could be paid contingent upon the business meeting certain earnings targets over the next three years.

The business includes the production of charcoal for consumer use and liquids that are recovered during charcoal production, which are sold to retail and industrial markets. All products are manufactured at a facility in Bodenfelde, Germany which employs 126 people.

Commenting on the announcement, John S. Stanik, Calgon Carbon’s president and chief executive officer, said, “The sale is consistent with our corporate-wide re-engineering plan which includes the divestiture of non-core businesses. The proceeds from the sale will be used to reduce debt.”

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 900 people at 15 operating facilities and 25 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the company’s actual results in future periods to be materially different from any future performance.

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For more information, contact Gail Gerono at 412 787-6795.